Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Series Emerging Markets Debt Fund of our report dated February 24, 2015, relating to the financial statements and financial highlights included in the December 31, 2014 Annual Report to Shareholders of the above referenced fund which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts February 25, 2015